UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2009

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD Disclosure

Item 7.01 Regulation FD Disclosure.

The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

On December 23, 2009, Avista Corporation (Avista Corp. or the Company) issued a press release reporting developments in Washington general rate cases as disclosed at Item 8.01.

As part of this press release, Avista Corp. reaffirmed its 2010 guidance for consolidated earnings to be in a range of $1.55 to $1.75 per diluted share.

Section 8 – Other Events

Item 8.01 Other Events.

Washington General Rate Increase Implemented January 1, 2009

In September 2008, Avista Corp. entered into a settlement stipulation in its general rate case that was filed with the Washington Utilities and Transportation Commission (WUTC) in March 2008. Other parties to the settlement stipulation were the staff of the WUTC, Northwest Industrial Gas Users, and the Energy Project. The Industrial Customers of Northwest Utilities joined in portions of the settlement and the Public Counsel Section of the Washington Attorney General’s Office (Public Counsel) did not join in the settlement stipulation. This settlement stipulation was approved by the WUTC in December 2008. The new electric and natural gas rates became effective on January 1, 2009. As agreed to in the settlement, base electric rates for the Company’s Washington customers increased by an average of 9.1 percent, which is designed to increase annual revenues by $32.5 million. Base natural gas rates for the Company’s Washington customers increased by an average of 2.4 percent, which is designed to increase annual revenues by $4.8 million.

On January 27, 2009, Public Counsel filed a Petition for Judicial Review (in Thurston County Superior Court) of the WUTC’s December 2008 order approving Avista Corp.’s multiparty settlement. Public Counsel raised a number of issues that were previously argued before the WUTC. These include whether the recovery of settlement costs associated with resolving the dispute with the Coeur d’Alene Tribe would constitute illegal “retroactive ratemaking.” Public Counsel also questioned whether the WUTC’s decision to entertain supplemental testimony by the Company to update its filing for power supply costs during the course of the proceedings was appropriate. Finally, Public Counsel argued that the settlement improperly included advertising costs, dues and donations, and certain other expenses. The appeal itself did not prevent the new rates from going into effect.

On December 18, 2009, the Thurston County Superior Court affirmed the decision of the WUTC and rejected the arguments of Public Counsel, with the exception of disallowing approximately $0.1 million of miscellaneous expenses, including charitable donations. Public Counsel has 30 days in which to appeal the Court’s decision.

WUTC Decision on General Rate Cases filed by Avista Corp. in 2009

On December 22, 2009, the WUTC issued an order on Avista Corp.’s electric and natural gas rate general rate cases that were filed with the WUTC in January 2009. The new electric and natural gas rates will become effective on January 1, 2010. The WUTC approved a base electric rate increase for the Company’s Washington customers of 2.8 percent, which is designed to increase annual revenues by $12.1 million. Base natural gas rates for the Company’s Washington customers will increase by an average of 0.3 percent, which is designed to increase annual revenues by $0.6 million.

Following the execution of a partial settlement stipulation in September 2009, Avista Corp. revised downward its electric rate increase request from $69.8 million to $37.5 million, primarily due to the decline in the wholesale prices of electricity and natural gas. Avista Corp. also reduced its natural gas request from $4.9 million to $2.8 million. Under the partial settlement stipulation, the Company reached agreement with the other settling parties on issues in the areas of cost of capital, power supply, rate spread and rate design, and funding under the Low-Income Ratepayer Assistance Program. The WUTC approved this partial settlement stipulation in its order on December 22, 2009.

The WUTC did not allow Avista Corp. to include the costs associated with the power purchase agreement for the Lancaster Plant in rates, saying the Company did not demonstrate that it has complied with several legal requirements. However, the WUTC has directed Avista Corp. to file to defer costs associated with the Lancaster

Plant, with a carrying charge, for potential future recovery in a future rate proceeding if the Company demonstrates that it has satisfied these requirements. Costs associated with the power purchase agreement for the Lancaster Plant account for approximately half of the difference between the Company’s revised electric rate increase request of $37.5 million and the $12.1 million increase approved by the WUTC.

The WUTC also did not allow for certain pro forma capital additions to rate base, as well as certain increases in labor costs, tree trimming costs and information systems costs. These costs account for the majority the remaining difference between the Company’s revised electric rate increase request and the amount approved by the WUTC.

The WUTC did allow for continuation of the natural gas decoupling mechanism, with certain modifications.

The partial settlement stipulation (as approved by the WUTC on December 22, 2009) is based on an overall rate of return of 8.25 percent with a common equity ratio of 46.5 percent and a 10.2 percent return on equity. The Company’s original request was based on a proposed overall rate of return of 8.68 percent with a common equity ratio of 47.5 percent and an 11.0 percent return on equity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: December 24, 2009	/s/ MARK T. THIES
Mark T. Thies
Senior Vice President
and Chief Financial Officer